COLLATERAL ASSIGNMENT

THIS COLLATERAL ASSIGNMENT (“Assignment”), effective July 29, 2014, is made and executed by and between Agrinatural Gas, LLC, a Delaware limited liability company, having its principal place of business at 201 - 10th Street, P.O. Box 216, Heron Lake, Minnesota 56137 ("Assignor") and Heron Lake BioEnergy, LLC, a Minnesota limited liability company, having its principal place of business at 91246 - 390th Ave., Heron Lake, Minnesota 56137 ("Assignee").
A.    Assignor and Assignee are parties to a Loan Agreement, Negotiable Promissory Note and Security Agreement dated as of July 29, 2014 (as amended, restated or otherwise modified from time to time, the “Credit Agreements”) under which Assignee has agreed to extend certain financial accommodations to the Assignor.
B.    As a condition to extending the credit facilities to Assignor under the Credit Agreements, Assignee has required the execution of this Assignment by Assignor.
AGREEMENT
Accordingly, in consideration of the foregoing, the parties agree as follows:
1.    Assignor does hereby collaterally grant, assign, transfer and set over unto the Assignee all of its right, title and interest in and to the leases, contracts and agreements described on Exhibit A annexed hereto (whether one or more, as the same have been or may be amended, restated, extended or otherwise modified from time to time, the “Contract” whether one or more), by and between the Assignor and various landowners named therein. Assignor acknowledges and agrees that it maintains full and complete copies of each said Contract at its principal place of business.
2.    Assignor agrees that Assignee does not assume any of the obligations or duties of Assignor under and with respect to the Contract unless and until Assignee shall have given the Assignor and the landowner named in the Contract written notice that it has affirmatively exercised its right to assume and perform under the Contract following the occurrence and during the continuance of an Event of Default under the Credit Agreements. In the event that the Assignee does not personally undertake to perform under the Contract, Assignee shall have no liability whatsoever for the performance of any of such obligations or duties. For the purpose of performing under the Contract, Assignee may assign the Contract, upon notice to Assignor and the landowner named in the Contract and subject to the terms of the Contract, to an entity that will own all or substantially all of the assets of the Assignor, but without any requirement of Assignor’s consent.
3.    Assignor represents and warrants there have been no prior assignments of any Contract, that each Contract is a valid and enforceable agreement, that neither Assignor nor any landowner named in each Contract is in default thereunder, and that all covenants, conditions and agreements have been performed as required therein, except those not due to be performed until after the date hereof. Assignor agrees that no material change in the terms thereof shall be valid without the prior written approval of the Assignee, which approval shall not be unreasonably withheld. Assignor agrees not to assign, sell, pledge, mortgage or otherwise transfer or encumber its interest in the Contract so long as this Assignment is in effect, except as otherwise permitted under the Credit Agreements.
4.    Subject to Paragraph 5 below, Assignor hereby irrevocably constitutes and appoints the Assignee as attorney-in-fact to demand, receive and enforce the Assignor’s rights with respect to the Contract, to make payments under the Contract, if necessary, and to give appropriate receipt, releases and satisfactions for and on behalf of and in the name of Assignor, at the option of the Assignee, with the same force and effect as the Assignor could do if this Assignment had not been made.
5.    This Assignment shall constitute an absolute and present collateral assignment, provided that the Assignee shall have no right under this Assignment to take any actions under Paragraph 4 of this Assignment or enforce the provisions of the Contract until an Event of Default occurs under the Credit Agreements. Upon the occurrence and during the continuation of any Event of Default, the Assignee may, upon expiration of any applicable cure period and without affecting any of its rights or remedies against the Assignor under any other instrument, document, or agreement, exercise its rights under this Assignment as the Assignor’s attorney-in-fact in any manner permitted by law.
6.    The Assignor hereby agrees to indemnify and hold the Assignee harmless from and against any and all claims, demands, liabilities, losses, lawsuits, judgments, and costs and expenses, including without limitation reasonable attorneys’ fees, to which it may become exposed, or which it may incur, in exercising any of its rights under this Assignment.
7.    This Assignment shall be binding upon the Assignor, its successors and assigns, and shall inure to the benefit of the Assignee and its successors and assigns.
8.    This Assignment can be waived, modified, amended, terminated or discharged only explicitly in writing signed by the Assignee. A waiver signed by the Assignee shall be effective only in a specific instance and for the specific purpose given. Mere delay or failure to act shall not preclude the exercise or enforcement of any of the Assignee’s rights or remedies hereunder. All rights and remedies of the Assignee shall be cumulative and shall be exercised singularly or concurrently, at the Assignee’s option, and the exercise or enforcement of any one such right or remedy shall neither be a condition to nor bar the exercise or enforcement of any other remedy.
9.    All capitalized terms used in this Assignment, but not otherwise defined herein, shall have the meanings as set forth in the Credit Agreements.
10.    This Assignment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
11.    This Assignment shall be binding upon the parties hereto, their successors and assigns and shall inure to the benefit of the Assignee and its successors or assigns.

[Signatures found on following page.]

ASSIGNOR: Agrinatural Gas, LLC,     ASSIGNEE: Heron Lake BioEnergy, LLC,
a Delaware limited liability             a Minnesota limited liability
company                     company

By: /s/ Mychael L. Swan Print Name: Mychael L. Swan Its.: CEO	By: /s/ Steve A. Christensen Print Name: Steve A. Christensen Its.: CEO

By: /s/ Ann T. Tessier Print Name: Ann T. Tessier Its.: CFO	By: /s/ Stacie Schuler Print Name: Stacie Schuler Its.: CFO

EXHIBIT “A”
TO
COLLATERAL ASSIGNMENT

The following property constitutes the “Contract” assigned pursuant to that certain Collateral Assignment dated and effective July 29, 2014:

1.
All of Assignor’s easements, easement agreements, and easement rights in which Assignor is the holder, dominant tenant or has any other beneficial interest whatsoever, whether now existing or hereafter acquired by Assignor, relating to or involving real property located in Brown, Cottonwood, Jackson and Nobles Counties, in the State of Minnesota, and in any such other counties in which Assignor may acquire future easement rights, and in locations represented on Attachment 1, pages 1 thru 12, to this Exhibit A.

[Remainder intentionally blank.]

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